Exhibit 10.3

MERIX ASIA, INC.,

MERIX NEVADA, INC.,

as Guarantors

GUARANTY AND SECURITY AGREEMENT

Dated as of May 9, 2008

in favor of

CERTAIN FINANCIAL INSTITUTIONS,

as Lenders

and

BANK OF AMERICA, N.A.,

as Agent

Exhibit 10.3

-i-

8.8.	Cumulative Effect	26
8.9.	Counterparts	26
8.10.	Entire Agreement	26
8.11.	Relationship with Lenders	26
8.12.	No Advisory or Fiduciary Responsibility	26
8.13.	GOVERNING LAW	26
8.14.	CONSENT TO FORUM	27
8.15.	Waivers by Guarantors	27
8.16.	Patriot Act Notice	27
8.17.	AGREEMENTS IN WRITING	27

LIST OF EXHIBITS

Exhibit A	Joinder Agreement

-ii-

GUARANTY AND SECURITY AGREEMENT

THIS GUARANTY AND SECURITY AGREEMENT (the “Agreement”) is dated as of May 9, 2008, among MERIX ASIA, INC., an Oregon corporation (“Asia”) and MERIX NEVADA, INC., an Oregon corporation (“Nevada” and together with Asia and each additional guarantor becoming a party hereto as provided in Section 8.4, collectively, “Guarantors”), for the benefit of the financial institutions party to the Borrower Loan Agreement (as defined below) from time to time as lenders (collectively, “Lenders”), BANK OF AMERICA, N.A., a national banking association, as agent for the Lenders (in such capacity, “Agent”), and BANK OF AMERICA, N.A., a national banking association, as lender under the Merix Singapore Facility Agreement (as hereinafter defined) (in such capacity, “Bank of America”).

R E C I T A L S:

A. Merix Corporation, an Oregon corporation (“Borrower”), Agent, and certain financial institutions party thereto from time to time (the “Lenders”) intend to enter into that certain Loan and Security Agreement dated as of May 9, 2008 (as amended, restated, supplemented or otherwise modified, the “Borrower Loan Agreement”), pursuant to which, among other things, Lenders will agree to make revolving loans to, and issue letters of credit for the account of, Borrower.

B. Merix Holding (Singapore) Pte Ltd., a company incorporated under the laws of Singapore (“MHS”) and Bank of America intend to enter into that certain Letter Agreement dated as of May 9, 2008 (as amended, restated, supplemented or otherwise modified, the “Merix Singapore Facility Agreement”), pursuant to which, among other things, Bank of America will agree to make loans and otherwise extend credit to MHS.

C. Pursuant to the terms of the Borrower Loan Agreement, it is a material condition precedent to the agreement of Lenders and Agent to make revolving loans to, and issue letters of credit for the account of, Borrower, and pursuant to the terms of the Merix Singapore Facility Agreement, it is a material condition precedent to the agreement of Bank of America to make loans and otherwise extend credit to MHS thereunder, that Guarantors enter into this Agreement.

D. Guarantors, as a direct or indirect wholly-owned Subsidiaries of Borrower and as affiliates of MHS, will derive substantial and direct benefits (which benefits are hereby acknowledged by each Guarantor) from the revolving loans made to, and letters of credit issued for the account of, Borrower under the Borrower Loan Agreement and from the loans made and credit extended to MHS under the Merix Singapore Facility Agreement.

NOW, THEREFORE, for valuable consideration hereby acknowledged, and in order to induce Agent and Lenders to enter into the Borrower Loan Agreement and to make revolving loans to, and issue letters of credit for the account of, Borrower thereunder and in order to induce Bank of America to enter into the Merix Huizhou Facility Agreement and the Merix Technology Facility Agreement and to make loans and otherwise extend credit to Merix Huizhou and Merix Technology thereunder, each Guarantor hereby agrees as follows:

SECTION 1. DEFINITIONS; RULES OF CONSTRUCTION

1.1. Definitions. Capitalized terms not otherwise defined herein shall have the meanings given in the Borrower Loan Agreement. As used herein, the following terms have the meanings set forth below:

Account: as defined in the UCC, including all rights to payment for goods sold or leased, or for services rendered.

Account Debtor: a Person who is obligated under an Account, Chattel Paper or General Intangible.

Affiliate: with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings.

Applicable Law: all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

Asset Disposition: a sale, lease, license, consignment, transfer or other disposition of Property of an Obligor, including a disposition of Property in connection with a sale-leaseback transaction or synthetic lease.

Bank Product: any of the following products, services or facilities extended to Borrower or a Subsidiary by Bank of America or any of its Affiliates: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and merchant card services; and (d) leases and other banking products or services as may be requested by any Borrower or Subsidiary, other than Letters of Credit.

Bankruptcy Code: Title 11 of the United States Code.

Borrower Claims: all liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Borrower Obligations, resignation or replacement of Agent, or replacement of any Lender) incurred by or asserted against any Indemnitee in any way relating to (a) any Loans, Letters of Credit, Borrower Documents, or the use thereof or transactions relating thereto, (b) any action taken or omitted to be taken by any Indemnitee in connection with any Borrower Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Borrower Documents or Applicable Law, or (e) failure by any Borrower Obligor to perform or observe any terms of any Borrower Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

Borrower Documents: this Agreement, Other Agreements and Security Documents.

Borrower Loan Agreement: as defined in the recitals to this Agreement.

Borrower Obligor: each Borrower, Guarantor, or other Person that is liable for payment of any Obligations or that has granted a Lien in favor of Agent on its assets to secure any Borrower Obligations.

Borrower Obligations: all (a) principal of and premium, if any, on the Loans, (b) LC Obligations and other obligations of Obligors with respect to Letters of Credit, (c) interest, expenses, fees and other sums payable by Obligors under Borrower Documents, (d) obligations of Obligors under any indemnity for Claims, (e) Extraordinary Expenses, (f) Bank Product Debt, and (g) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Borrower Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.

Business Day: any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, North Carolina, California and Oregon.

Cash Collateral: cash, and any interest or other income earned thereon, that is delivered to Agent to Cash Collateralize any Secured Obligations.

Cash Collateralize: the delivery of cash to Agent, as security for the payment of Secured Obligations. “Cash Collateralization” has a correlative meaning.

Claims: Borrower Claims and Merix Singapore Claims.

Collateral: all Property described in Section 4.1, all Property described in any Security Documents as security for any Secured Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Secured Obligations.

Commitment: for any Lender, its obligation to make Loans and to participate in LC Obligations up to the maximum principal amount shown on Schedule 1.1(b) attached to the Borrower Loan Agreement, or as hereafter determined pursuant to each Assignment and Acceptance to which it is a party. “Commitments” means the aggregate amount of such commitments of all Lenders.

Contingent Obligation: any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

Copyrights: as applied to any Person, all of the following now owned or hereafter acquired by such Person, (a) all copyright rights in any work subject to the copyright laws of the United States, any state thereof or any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished, whether as author, assignee, transferee or otherwise, and (b) all registrations and applications for registration of any such copyright in the United States or any other country, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office or in any similar offices in any other country.

Debt: with respect to any Person, any liability, whether or not contingent, (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments; (b) representing the balance deferred and unpaid of the purchase price of any property or services (other than an account payable to a trade creditor (whether or not an Affiliate) incurred in the ordinary course of business of such Person and payable in accordance with customary trade practices); (c) all obligations as lessee under leases which have been, or should be, in accordance with GAAP recorded as Capital Leases; (d) representing Contingent Obligations; (e) all obligations with respect to redeemable stock and redemption or repurchase obligations under any Equity Interest or other equity securities issued by such Person; (f) all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker’s acceptances, drafts or similar documents or instruments issued for such Person’s account; (g) all obligations, liabilities and indebtedness of such Person (marked to market) arising under swap agreements, cap agreements and collar agreements and other agreements or arrangements designed to protect such person against fluctuations in interest rates or currency or commodity values; (h) all obligations owed by such Person under license agreements relating to Intellectual Property with respect to non-refundable, advance or minimum guarantee royalty payments; (i) indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer to the extent such Person is liable therefor as a result of such Person’s ownership interest in such entity, except to the extent that the terms of such indebtedness expressly provide that such Person is not liable therefor or such Person has no liability therefor as a matter of Applicable Law, (j) the principal and interest portions of all rental obligations of such Person under any synthetic lease or similar off-balance sheet financing where such transaction is considered to be borrowed money for tax purposes but is classified as an operating lease in accordance with GAAP, and (k) in the case of Borrower, the Obligations.

Default: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

Dollars: lawful money of the United States.

Enforcement Action: any action to enforce any Obligations or Loan Documents or to realize upon any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, or otherwise).

Event of Default: as defined in Section 11.1 of the Borrower Loan Agreement.

Equity Interest: the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest.

Excluded Property:

(a) any General Intangible or other rights arising under contracts, Instruments, licenses, license agreements or other documents (A) if after giving effect to the application of Sections 9-406 through 9-409 of the UCC, the creation of a lien and security in such contract right or General Intangible would constitute a material breach of the terms of such General Intangible or other rights arising under contracts, Instruments, licenses, license agreements or other documents, would constitute a violation of a restriction in favor of a third party grant, unless and until any required consents shall have been obtained, or give any other party the right to terminate its obligations thereunder or work a material forfeiture of rights, or (B) if including such contract right or General Intangible would violate any applicable law, rule, regulation or policy of any Governmental Authority;

(b) Equipment owned by a Guarantor on the date hereof or hereafter acquired that is subject to a Lien securing a Purchase Money Debt or Capital Lease permitted to be incurred pursuant to Section 10.2.1 of the Borrower Loan Agreement, for so long as the contract or other agreement in which such Lien is granted (or the documentation providing for such Purchase Money Debt or Capital Lease) validly prohibits the creation of any other Lien on such Equipment;

(c) Applications filed in the United States Patent and Trademark Office to register trademarks or service marks on the basis of a Guarantor’s intent to use such trademarks or service marks unless and until the filing of a “Statement of Use” or “Amendment to Allege Use” has been filed and accepted, whereupon such applications shall be automatically subject to the Lien granted herein and deemed included in the Collateral;

(d) any property to the extent that such grant of a security interest is prohibited by any requirements of law of a Governmental Authority, requires a consent not obtained of any Governmental Authority pursuant to such requirement of law or is prohibited by, or constitutes a breach of default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property or, in the case of any Investment Property, any applicable shareholder or similar agreement, except to the extent that such requirement of law in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under Applicable Law (except that the Property subject to the Pledge Agreement shall not be Excluded Property); and

(e) any direct proceeds, substitutions or replacements of any of the foregoing, but only to the extent such proceeds, substitutions or replacements would otherwise constitute Excluded Property.

Extraordinary Expenses: all costs, expenses or advances that Agent may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent’s Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations; and (g) Protective Advances. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.

FLSA: the Fair Labor Standards Act of 1938.

Foreign Subsidiary: any Subsidiary that is organized under the laws of a jurisdiction other than the laws of the United States, or any state or district thereof.

Full Payment: (a) with respect to any Borrower Obligations, (i) the full and indefeasible cash payment of those Obligations that are not LC Obligations, inchoate or contingent, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); (ii) if such Borrower Obligations are LC Obligations or inchoate or contingent in nature, Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Agent in its discretion, in the amount of required Cash Collateral); and (iii) a release of all Claims of Borrower Obligors against Agent, Lenders and Issuing Bank arising on or before the payment date and (b) with respect to any Merix Singapore Obligations, (i) the full and indefeasible cash payment of those Merix Singapore Obligations that are not inchoate or contingent, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); (ii) if such Merix Singapore Obligations are inchoate or contingent in nature, Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Bank of America in its discretion, in the amount of required Cash Collateral); and (iii) a release of all Claims of Merix Singapore Obligors against Bank of America arising on or before the payment date. No Loans shall be deemed to have been paid in full until all Commitments related to such Loans have expired or been terminated.

Governmental Authority: any federal, state, municipal, foreign or other governmental department, agency, commission, board, bureau, court, tribunal, instrumentality, political subdivision, or other entity or officer exercising executive, legislative, judicial, regulatory or administrative functions for or pertaining to any government or court, in each case whether associated with the United States, a state, district or territory thereof, or a foreign entity or government.

Guarantor Payment: as defined in Section 2.3.3.

Guaranteed Obligations: Borrower Obligations and Merix Singapore Obligations.

Insolvency Proceeding: any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

Intellectual Property: all intellectual and similar Property of a Person, including inventions, designs, patents (including Patents), copyrights (including Copyrights), trademarks (including Trademarks), service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

Intellectual Property Claim: any claim or assertion (whether in writing, by suit or otherwise) that a Guarantor’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.

Investment Account: a Commodity Account or Securities Account.

Issuing Bank: Bank of America or an Affiliate of Bank of America.

LC Obligations: the sum (without duplication) of (a) all amounts owing by Borrower for any drawings under Letters of Credit; (b) the stated amount of all outstanding Letters of Credit; and (c) all fees and other amounts owing with respect to Letters of Credit.

Lenders: as defined in the preamble to this Agreement, including Agent in its capacity as a provider of Swingline Loans, any other Person who hereafter becomes a “Lender” pursuant to an Assignment and Acceptance.

Letter of Credit: any standby or documentary letter of credit issued by Issuing Bank for the account of Borrower, or any indemnity, guarantee, exposure transmittal memorandum or similar form of credit support issued by Agent or Issuing Bank for the benefit of Borrower.

License: any license or agreement under which a Guarantor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

Lien: any Person’s interest in Property securing an obligation owed to, or a claim by, such Person, whether such interest is based on common law, statute or contract, including liens, security interests, pledges, hypothecations, statutory trusts, reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Property.

Lien Waiver: an agreement, in form and substance satisfactory to Agent, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Agent, and agrees to deliver the Collateral to Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Agent upon request; and (d) for any Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to Agent the right, vis-à-vis such Licensor, to enforce Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.

Loan: a loan made pursuant to Section 2.1 of the Borrower Loan Agreement, and any Swingline Loan, Overadvance Loan or Protective Advance.

Loan Documents: the Borrower Documents and the Merix Singapore Documents.

Merix Sinapore Borrower: MHS.

Merix Singapore Claims: all liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses ) at any time (including after Full Payment of the Merix Singapore Obligations) incurred by or asserted against any Indemnitee in any way relating to (a) any loans made or credit extended to Merix Singapore Borrower under the Merix Singapore Facility Agreement, Merix Singapore Documents, or the use thereof or transactions relating thereto, (b) any action taken or omitted to be taken by any Indemnitee in connection with any Merix Singapore Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Merix Singapore Documents or Applicable Law, or (e) failure by any Merix Singapore Obligor to perform or observe any terms of any Merix Singapore Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

Merix Singapore Document: the Merix Singapore Facility Agreement; or other document, instrument or agreement now or hereafter delivered by MHS or other Person to Bank of America in connection with any transactions relating thereto.

Merix Singapore Obligations: all obligations and liabilities of any kind owing by MHS to Bank of America pursuant to the Merix Singapore Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.

Merix Singapore Obligor: MHS, Borrower, any Guarantor, or other Person that is liable for payment of any Merix Singapore Obligations or that has granted a Lien in favor of Bank of America on its assets to secure any Merix Singapore Obligations.

Obligor: each Borrower Obligor and each Merix Singapore Obligor.

Ordinary Course of Business: the ordinary course of business of any Guarantor, consistent with past practices and undertaken in good faith.

Other Taxes: all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

Patents: as applied to any Person, all of the following now owned or hereafter acquired by such Person, (a) all letters patent of the United States or any other country or any political subdivision thereof, all registrations and recordings thereof, (b) all applications for letters patent of the United States or the equivalent thereof in any similar offices in any other country, including registrations, recordings and pending applications in the United States Patent and Trademark Office or the equivalent thereof in any similar offices in any other country, and (c) all reissues, continuations, divisions, continuations, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.

Patent Assignment: each notice of grant of security interest in patents and each patent collateral assignment agreement pursuant to which an Obligor assigns to Agent, for the benefit of Secured Parties, such Obligor’s interests in its patents, as security for the Guaranteed Obligations.

Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

Payment Item: each check, draft or other item of payment payable to Borrower, including those constituting proceeds of any Collateral.

Permitted Asset Disposition: as long as all Net Proceeds are remitted to a Dominion Account, an Asset Disposition that is (a) a sale or other disposition of Inventory in the Ordinary Course of Business; (b) a sale or other disposition of Equipment to a Foreign Subsidiary or any other Person that, in the aggregate during any 12 month period, has a fair market or book value (whichever is more) of $1,000,000 or less, but only if (i) no Default or Event of Default exists, and (ii) to the extent that such Equipment so sold or otherwise disposed of has been included in any appraisal of Equipment received by Agent, Agent shall have received the Net Proceeds for application to the Obligations and the Fixed Assets Formula Amount shall be adjusted to reflect such sale or other disposition; (c) a disposition of Inventory that is obsolete, unmerchantable or otherwise unsalable; (d) termination or assignment of a lease of real or personal Property that is not necessary for the Ordinary Course of Business and could not reasonably be expected to have a Material Adverse Effect, but only if no Default or Event of Default exists; or (e) approved in writing by Agent.

Person: any individual, corporation, limited liability company, partnership, joint venture, joint stock company, land trust, business trust, unincorporated organization, Governmental Authority or other entity.

Properly Contested: with respect to any obligation of a Guarantor, (a) the obligation is subject to a bona fide dispute regarding amount or the Guarantor’s liability to pay; (b) the obligation is being properly contested in good faith and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not have a Material Adverse Effect, nor result in forfeiture or sale of any assets of the Guarantor; (e) no Lien (other than a Permitted Lien) is imposed on assets of the Guarantor, unless bonded and stayed to the satisfaction of Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Real Estate: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

Royalties: all royalties, fees, expense reimbursement and other amounts payable by a Guarantor under a License.

Secured Obligations: all Debts, obligations and liabilities of any kind owing by Guarantors pursuant to this Agreement and the other the Loan Documents to which a Guarantor is a party, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.

Secured Parties: Agent, Issuing Bank, Lenders, Bank of America, and providers of Bank Products.

Security Documents: the Guaranties, the Mortgage, the Pledge Agreement, the Patent Assignment, the Trademark Assignment, the Investment Account Control Agreements, the Deposit Account Control Agreements, and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Guaranteed Obligations.

Subsidiary: any entity at least 50% of whose voting securities or Equity Interests is owned by Borrower (including indirect ownership by Borrower through other entities in which Borrower directly or indirectly owns 50% of the voting securities or Equity Interests).

Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Trademarks: as applied to any Person, all of the following now owned or hereafter acquired by such Person, (a) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and pending applications in the United States Patent and Trademark Office, any State of the United States or any similar offices in any other country or any political subdivision thereof, and all extensions or renewals thereof, (b) all goodwill associated therewith or symbolized thereby and (c) all other assets, rights and interests that uniquely reflect or embody such goodwill.

Trademark Security Agreement: each notice of grant of security interest in trademarks and each trademark security agreement pursuant to which an Obligor grants to Agent, for the benefit of Secured Parties, a Lien on such Obligor’s interests in trademarks, as security for the Guaranteed Obligations.

UCC: the Uniform Commercial Code as in effect in the State of Oregon or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

1.2. Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of Oregon from time to time: “Chattel Paper,” “Commercial Tort Claim,” “Commodity Account,” “Commodity Intermediary,” “Deposit Account,” “Document,” “Equipment,” “General Intangibles,” “Goods,” “Instrument,” “Investment Property,” “Letter-of-Credit Right,” “Securities Account,” “Securities Intermediary” and “Supporting Obligation.”

1.3. Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. Unless otherwise provided herein or in any other Loan Document, all references to (a) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) time of day mean time of day at Agent’s notice address under the Borrower Loan Agreement; or (g) discretion of Agent, Issuing Bank, any Lender or Bank of America mean the sole and absolute discretion of such Person. Guarantors shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Agent, Issuing Bank, any Lender or Bank of America under any Loan Documents to which Guarantors are a party. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Whenever the phrase “to the best of Guarantor’ knowledge” or words of similar import are used in any Loan Documents, it means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter to which such phrase relates.

SECTION 2. CONTINUING GUARANTY

2.1. Guaranty. Each Guarantor absolutely and unconditionally guarantees to Agent and Lenders the prompt payment and performance of, all Borrower Obligations and each Guarantor absolutely and unconditionally guarantees to Bank of America the prompt payment and performance of, all Merix Singapore Obligations. Each Guarantor agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until Full Payment of the Guaranteed Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Guaranteed Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Agent, any Lender or Bank of America with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for the Guaranteed Obligations or any action, or the absence of any action, by Agent or any Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Obligor; (e) any election by Agent, any Lender or Bank of America in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) the disallowance of any claims of Agent, any Lender or Bank of America against any Obligor for the repayment of any Guaranteed Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of all Guaranteed Obligations.

2.2. Waivers.

2.2.1. Marshaling; Suretyship Defenses. Each Guarantor expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agent, Lenders or Bank of America to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Guaranteed Obligations before, or as a condition to, proceeding against any Borrower or Merix Singapore Borrower. Each Guarantor waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of all Guaranteed Obligations. Each Guarantor agrees that the provisions of this Section 2 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Agent and Lenders would decline to make Loans and issue Letters of Credit and Bank of America would decline to make loans and extend credit under the Merix Singapore Agreements. Each Guarantor acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

2.2.2. Election of Remedies. Agent, Lenders or Bank of America may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral or any Real Estate by judicial foreclosure or non judicial sale or enforcement, without affecting any rights and remedies under this Section 2. If, in taking any action in connection with the exercise of any rights or remedies, Agent, any Lender or Bank of America shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Guarantor or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each Guarantor consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Guarantor might otherwise have had. Any election of remedies that results in denial or impairment of the right of Agent, any Lender or Bank of America to seek a deficiency judgment against any Guarantor shall not impair any other Guarantor’s obligation to pay the full amount of the Guaranteed Obligations. Each Guarantor waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Guaranteed Obligations, even though that election of remedies destroys such Guarantor’s rights of subrogation against any other Person.

2.2.3. Agent Credit Bid. Agent may bid all or a portion of the Borrower Obligations at any foreclosure or trustee’s sale or at any private sale, and the amount of such bid need not be paid by Agent but shall be credited against the Borrower Obligations. The amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Guaranteed Obligations shall be conclusively deemed to be the amount of the Borrower Obligations guaranteed under this Section 2, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

2.2.4. Bank of America Credit Bid. Bank of America may bid all or a portion of the Merix Singapore Obligations at any foreclosure or trustee’s sale or at any private sale, and the amount of such bid need not be paid by Bank of America but shall be credited against the Merix Singapore Obligations. The amount of the successful bid at any such sale, whether Bank of America or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Merix Singapore Obligations shall be conclusively deemed to be the amount of the Merix Singapore Obligations guaranteed under this Section 2, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Bank of America might otherwise be entitled but for such bidding at any such sale.

2.3. Extent of Liability; Indemnity; Contribution.

2.3.1. Extent of Liability. Notwithstanding anything herein to the contrary, each Guarantor’s liability under this Section 2 shall be limited to such Guarantor’s Allocable Amount.

2.3.2. Borrower Indemnity. In addition to all such rights of indemnity and subrogation as Guarantors may have under Applicable Laws, by countersigning this Agreement, Borrower agrees that in the event a payment shall be made by any Guarantor under this Agreement, Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment.

2.3.3. Guarantor Contribution. If any Guarantor makes a payment under this Section 2 of any Guaranteed Obligations (other than amounts for which such Guarantor is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Guarantor, exceeds the amount that such Guarantor would otherwise have paid if each Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payments in the same proportion that such Guarantor’s Allocable Amount bore to the total Allocable Amounts of all Guarantors, then such Guarantor shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Guarantor shall be the maximum amount that could then be recovered from such Guarantor under this Section 2 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

2.4. Subordination. Each Guarantor hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of all Borrower Obligations. No Guarantor shall exercise any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, until Full Payment of all Borrower Obligations. If any amounts are paid to any Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of Lenders, Agent, Issuing Bank and Bank of America and shall forthwith be paid to Agent, for the benefit of Lenders, Issuing Bank and Bank of America to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.

2.5. Stay of Acceleration. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed, in connection with any Insolvency Proceeding with respect to any Obligor, all such amounts shall nonetheless be payable by Guarantors immediately upon demand by Agent, any Lender, Issuing Bank and/or Bank of America.

2.6. Condition of Borrower and Merix Singapore Borrower. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from Borrower and Merix Singapore Borrower and any other guarantor such information concerning the financial condition, business and operations of each Borrower and each Merix Singapore Borrower and any such other guarantor as such Guarantor requires, and that none of Lenders, Agent, Issuing Bank or Bank of America has any duty, and no Guarantor is relying on any Lender, Agent, Issuing Bank or Bank of America at any time, to disclose to any Guarantor any information relating to the business, operations or financial condition of any Borrower any Merix Singapore Borrower or any other guarantor (each Guarantor waiving any duty on the part of each Lender, Agent, Issuing Bank and bank of America to disclose such information and any defense relating to the failure to provide the same).

SECTION 3. PAYMENTS

3.1. General Payment Provisions. All payments of Guaranteed Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, free of (and without deduction for) any Taxes, and in immediately available funds.

3.2. Marshaling; Payments Set Aside. None of Agent, Lenders or Bank of America shall be under any obligation to marshal any assets in favor of any Obligor or against any Guaranteed Obligations. If any payment by or on behalf of Guarantors is made to Agent, Issuing Bank, any Lender or Bank of America, or Agent, Issuing Bank, any Lender or Bank of America exercises a right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent, Issuing Bank, such Lender or Bank of America in its discretion) to be repaid to a trustee, receiver or any other Person, then to the extent of such recovery, the Guaranteed Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

3.3. Obligation Amount. Agent’s books and records showing the amount of the Borrower Obligations shall constitute presumptive evidence of the amount of the Borrower Obligations. Bank of America’s books and records showing the amount of the Merix Singapore Obligations shall constitute presumptive evidence of the amount of the Merix Singapore Obligations. If information contained in

Agent’s or Bank of America’s books and records showing the amount of the Borrower Obligations or Merix Singapore Obligations, as applicable, is provided to or inspected by any Person, then such information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Agent or Bank of America, as applicable, in writing within 30 days after receipt or inspection that specific information is subject to dispute.

3.4. Reimbursement Obligations. Material Guarantors shall reimburse Agent for all costs, expenses or advances that Agent may incur relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, Bank of America, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent’s Liens with respect to any Collateral), this Agreement or Guaranteed Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any action to enforce this Agreement or to realize upon any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, or otherwise); and (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to this Agreement or Guaranteed Obligations. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses. Material Guarantors shall also reimburse Agent for all legal, accounting, appraisal, consulting, and other fees, costs and expenses incurred by it in connection with (i) negotiation and preparation of this Agreement, including any amendment or other modification thereof; (ii) administration of and actions relating to any Collateral, this Agreement and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (iii) subject to the limits of Section 10.1.1(b) of the Borrower Loan Agreement, each inspection, audit or appraisal with respect to any Material Guarantor or Collateral, whether prepared by Agent’s personnel or a third party. All legal, accounting and consulting fees shall be charged to Material Guarantors by Agent’s professionals at their full hourly rates, regardless of any reduced or alternative fee billing arrangements that Agent, any Lender, Bank of America or any of their Affiliates may have with such professionals with respect to this or any other transaction.

3.5. Taxes.

3.5.1. Payments Free of Taxes. Any and all payments by any Guarantor on account of any Guaranteed Obligations shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if a Guarantor shall be required by Applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) Agent, Lender, Issuing Bank or Bank of America, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made; (b) the Guarantor shall make such deductions; and (c) Guarantors shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law. Without limiting the foregoing, Guarantors shall timely pay all Other Taxes to the relevant Governmental Authorities.

3.5.2. Payment. Guarantors shall indemnify, hold harmless and reimburse Agent, Lenders, Issuing Bank and Bank of America, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Agent, any Lender, Issuing Bank or Bank of America with respect to any Guaranteed Obligations, Letters of Credit or Loan Documents, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to a Guarantor by a Lender or Issuing Bank (with a copy to Agent), by Agent or by Bank of America, shall be conclusive absent manifest error. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Guarantor, Guarantors shall deliver to Agent a receipt issued by the Governmental Authority evidencing such payment or other evidence of payment satisfactory to Agent.

SECTION 4. COLLATERAL

4.1. Grant of Security Interest. To secure the prompt payment and performance of all Secured Obligations, each Guarantor hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all Property of such Guarantor (other than Excluded Property and except as set forth in Section 4.5), including all of the following Property, whether now owned or hereafter acquired, and wherever located:

(a) all Accounts;

(b) all Chattel Paper, including electronic chattel paper;

(c) all Commercial Tort Claims;

(d) all Deposit Accounts;

(e) all Documents;

(f) all General Intangibles, including Intellectual Property;

(g) all Goods, including Inventory, Equipment and fixtures;

(h) all Instruments;

(i) all Investment Property;

(j) all Letter-of-Credit Rights;

(k) all Supporting Obligations;

(l) all monies, whether or not in the possession or under the control of Agent, a Lender, Bank of America or a bailee or Affiliate of Agent, a Lender or Bank of America, including any Cash Collateral;

(m) all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and

(n) all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing;

Provided that notwithstanding anything contained in any other Loan Documents to the contrary, no Guarantor shall be required to take any action intended to cause Excluded Property to constitute Collateral; and none of the covenants contained in this Section 4 or Section 5 shall be deemed to apply to any property constituting Excluded Property to the extent such covenants would constitute a violation of or restriction upon, any Excluded Property.

4.2. Other Collateral.

Until Full Papyment of the Guaranteed Obligations:

4.2.1. Deposit Accounts. To further secure the prompt payment and performance of all Secured Obligations, each Guarantor hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all amounts credited to any Deposit Account of such Guarantor, including any sums in any blocked or lockbox accounts or in any accounts into which such sums are swept. During any Cash Dominion Trigger Period, each Guarantor authorizes and directs each bank or other depository to deliver to Agent, on a daily basis, all balances in each Deposit Account maintained by such Guarantor with such depository for application to the Secured Obligations then outstanding, and each Guarantor irrevocably appoints Agent as such Guarantor’s attorney-in-fact to collect such balances to the extent any such delivery is not so made.

4.2.2. Commercial Tort Claims. Guarantors shall promptly notify Agent in writing if any Guarantor has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $250,000) and, upon Agent’s request, shall promptly take such actions as Agent deems appropriate to confer upon Agent (for the benefit of Secured Parties) a duly perfected, first priority Lien upon such claim.

4.2.3. Copyrights. Guarantors shall, with respect to each Copyright owned by a Guarantor or any combination of Guarantors:

(a) Employ the Copyright for each material work with such notice of copyright as may be required by law to secure copyright protection;

(b) Not do any act or knowingly omit to do any act whereby any Copyright may become invalidated and (i) not do any act, or knowingly omit to do any act, whereby any material Copyright may become injected into the public domain; (ii) promptly notify Agent in writing if it knows, or has reason to know, that any Copyright could reasonably be expected to become injected into the public domain or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in any court or tribunal in the United States or any other country) regarding any Guarantor’s ownership of any such Copyright or its validity; (iii) take all commercially reasonable steps as it shall deem appropriate under the circumstances, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of each Copyright owned by any Guarantor, which any Guarantor reasonably determines are necessary or desirable for the conduct of its business, including filing of applications for renewal where necessary; and (iv) promptly notify Agent in writing of any material infringement of any Copyright of any Guarantor of which any Guarantor becomes aware (with respect to Copyrights that Guarantors reasonably determine is necessary or desirable for the conduct of their business) and take such actions as it shall reasonably deem appropriate under the circumstances to protect such Copyright, including, where appropriate, the bringing of suit for infringement, seeking injunctive relief and seeking to recover any and all damages for such infringement; and

(c) Except for licenses to third parties in the ordinary course of business, not make any assignment or agreement in conflict with the security interest of Agent in Collateral consisting of Copyrights.

4.2.4. Patents and Trademarks. Guarantors shall, with respect to each Patent and each Trademark owned by a Guarantor or any combination of Guarantors:

(a) (i) Continue to use each Trademark, which Guarantors reasonably determine is necessary or desirable for the conduct of their business, in order to maintain such Trademark in full force free from any claim of abandonment for non use, (ii) maintain as in the past the quality of products and services offered under such Trademark, (iii) not adopt or use any mark which is confusingly similar or a colorable imitation of such Trademark unless Agent (for the benefit of Secured Parties) shall obtain a perfected security interest in such mark pursuant to this Agreement, and (iv) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any such Trademark may become invalidated;

(b) Not do any act, or omit to do any act, whereby any Patent, which Guarantors reasonably determine is necessary or desirable for the conduct of its business, may become abandoned or dedicated;

(c) Promptly notify Agent in writing if any Guarantor knows, or has reason to know, that any application or registration relating to any Patent or Trademark may become abandoned or dedicated, or of any adverse determination or development (including, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office or any court or tribunal in any country) regarding Guarantor’s ownership of any such Patent or Trademark or its right to register the same or to keep, maintain and use the same;

(d) Whenever any Guarantor, either by itself or through an agent, employee, licensee or designee, shall file an application for the registration of any Patent or Trademark with the United States Patent and Trademark Office or any similar office or agency in any other country or any political subdivision thereof, Guarantors shall report such filing to Agent in writing within five Business Days after the last day of the fiscal quarter in which such filing occurs. Except with respect to any Trademark constituting Excluded Property, upon request of Agent, Guarantors shall execute and deliver any and all agreements, instruments, documents and papers as Agent may request to evidence Agent’s security interest in any Patent or Trademark and the goodwill and General Intangibles of Guarantors relating thereto or represented thereby.

(e) Take all reasonable and necessary steps, including, in any proceeding before the United States Patent and Trademark Office, or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application, to obtain the relevant registration and to maintain each registration of the Patents and Trademarks, which Guarantors reasonably determine is necessary or desirable for the conduct of their business, including filing of applications for renewal, affidavits of use and affidavits of incontestability.

(f) Except for licenses to third parties in the ordinary course of business, not make any assignment or agreement in conflict with the security interest of Agent in Collateral consisting of Patents or Trademarks.

4.2.5. Certain After-Acquired Collateral. Guarantors shall promptly notify Agent in writing if, after the Closing Date, any Guarantor obtains any interest in any Collateral consisting of Deposit Accounts, Chattel Paper, Documents, Instruments, Intellectual Property, Investment Property or Letter-of-Credit Rights and, upon Agent’s request, shall promptly take such actions as may be required for Borrower’s compliance with Section 7.4.2 of the Borrower Loan Agreement. If any Collateral is in the possession of a third party, at Agent’s request, Guarantors shall obtain an acknowledgment that such third party holds the Collateral for the benefit of Agent.

4.3. No Assumption of Liability. The Lien on Collateral granted hereunder is given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of Guarantors relating to any Collateral.

4.4. Further Assurances. Promptly upon request, Guarantors shall deliver such instruments, assignments, title certificates, or other documents or agreements, and shall take such actions, as Agent deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement. Each Guarantor authorizes Agent to file any financing statement that indicates the Collateral as “all assets” or “all personal property” of such Guarantor, or words to similar effect, and ratifies any action taken by Agent before the Closing Date to effect or perfect its Lien on any Collateral. Each Guarantor further authorizes Agent to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country) such other documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by Guarantors, without the signature of any Guarantor, and naming a Guarantor or any combination of Guarantors as debtor and Agent as secured party.

4.5. Foreign Subsidiary Stock. Notwithstanding Section 4.1, the Collateral shall include only 65% of the voting stock of any Foreign Subsidiary.

SECTION 5. COLLATERAL ADMINISTRATION

Until Full Payment of the Guaranteed Obligations:

5.1. Access to Premises; Field Examinations. During a field examination: (a) Agent or its designee shall have complete access to all of each Material Guarantor’s premises during normal business hours and after prior notice to Borrower Agent, or at any time and without notice to Borrower Agent if an Event of Default exists, for the purposes of inspecting, verifying and auditing the Collateral and all of each Guarantor’s books and records, and (b) each Material Guarantor shall promptly furnish to Agent such copies of such books and records or extracts therefrom as Agent may reasonably request, and Agent or any Lender or Agent’s designee may use during normal business hours such of any Material Guarantor’s personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing (provided, that, Material Guarantors may make such personnel, equipment, supplies and premises available to Agent in such a manner so as to not to interfere in any material respect with the operations of Material Guarantors) and if an Event of Default exists for the collection of Accounts and realization of other Collateral. Agent may conduct two field examinations at Material Guarantors’ expense with respect to Material Guarantors in any 12 month period, or such lesser number as Agent and Required Lenders may otherwise agree; provided, that, (i) if the Availability shall at any time during the preceding 12 month period be less than $10,000,000, Agent may conduct at least three such field examinations at Material Guarantors’ expense with respect to Material Guarantors in such 12 month period or (ii) at any time a Default or Event of Default exists, Agent may conduct such additional field examinations at Guarantors’ expense with respect to Material Guarantors in such 12 month period as it may require.

5.2. Administration of Accounts.

5.2.1. Records and Schedules of Accounts. Each Guarantor shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Agent sales, collection, reconciliation and other reports in form satisfactory to Agent, on such periodic basis as Agent may request.

5.2.2. Taxes. If an Account of any Guarantor includes a charge for any Indemnified Taxes or Other Taxes, Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Guarantor and to charge Guarantors therefor; provided, however, that neither Agent nor Lenders shall be liable for any Taxes that may be due from Guarantors or with respect to any Collateral.

5.2.3. Account Verification. Whether or not a Default or Event of Default exists, Agent shall have the right at any time, in the name of Agent, any designee of Agent or any Guarantor, to verify the validity, amount or any other matter relating to any Accounts of Guarantors by mail, telephone or otherwise. Guarantors shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.

5.3. Administration of Inventory.

5.3.1. Records and Reports of Inventory. Each Guarantor shall keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions.

5.3.2. Returns of Inventory. No Guarantor shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of Business; and (b) Agent is promptly notified if the aggregate Value of all Inventory returned in any month, together with any Inventory of Borrower, exceeds $100,000.

5.3.3. Acquisition, Sale and Maintenance. Guarantors shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all Applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.

5.4. Administration of Equipment.

5.4.1. Records and Schedules of Equipment. Each Guarantor shall keep accurate and complete records of its Equipment, including kind, quality, quantity, cost, acquisitions and dispositions thereof, and shall submit to Agent, on such periodic basis as Agent may request, a current schedule thereof, in form satisfactory to Agent. Promptly upon request, Guarantors shall deliver to Agent evidence of their ownership or interests in any Equipment.

5.4.2. Dispositions of Equipment. No Guarantor shall sell, lease or otherwise dispose of any Equipment, without the prior written consent of Agent, other than (a) a Permitted Asset Disposition; and (b) replacement of Equipment that is worn, damaged or obsolete with Equipment of like function and value, if the replacement Equipment is acquired substantially contemporaneously with such disposition and is free of Liens.

5.4.3. Condition of Equipment. The Equipment is in good operating condition and repair, and all necessary replacements and repairs have been made so that the value and operating efficiency of the Equipment is preserved at all times, reasonable wear and tear excepted. Each Guarantor shall ensure that the Equipment is mechanically and structurally sound, and capable of performing the functions for which it was designed, in accordance with manufacturer specifications. No Guarantor shall permit any Equipment to become affixed to real Property unless any landlord or mortgagee delivers a Lien Waiver.

5.5. Administration of Deposit Accounts. As of the date hereof, Schedule 5.5 sets forth all Deposit Accounts maintained by Guarantors. Each Guarantor shall take all actions necessary to establish Borrower’s compliance with Section 7.4.2 and Section 8.6 of the Borrower Loan Agreement. Each Guarantor shall be the sole account holder of each such Deposit Account and shall not allow any other Person (other than Agent) to have control over such Deposit Account or any Property deposited therein. Each Guarantor shall promptly notify Agent of any opening or closing of a Deposit Account and, with the consent of Agent, will amend Schedule 5.5 to reflect same.

5.6. Administration of Investment Accounts. As of the date hereof, Schedule 5.6 sets forth all Investment Accounts maintained by Guarantors. Each Guarantor shall take all actions necessary to establish Borrower’s compliance with Section 7.4.2 and Section 8.7 of the Borrower Loan Agreement. Each Guarantor shall be the sole account holder of each such Investment Account and shall not allow any other Person (other than Agent) to have control over such Investment Account or any Property deposited therein. Each Guarantor shall promptly notify Agent of any opening or closing of an Investment Account and, with the consent of Agent, will amend Schedule 5.6 to reflect same.

5.7. General Provisions.

5.7.1. Location of Collateral. All tangible items of Collateral, other than Inventory in transit and Inventory being held by a third party on consignment, shall at all times be kept by Guarantors at the business locations set forth in Schedule 5.7.1, except that Guarantors may (a) make sales or other dispositions of Collateral in accordance with Section 10.2.5 of the Borrower Loan Agreement; and (b) move Collateral to another location in the United States, upon 30 Business Days prior written notice to Agent.

5.7.2. Insurance of Collateral; Condemnation Proceeds.

(a) Each Guarantor shall maintain insurance with respect to the Collateral, covering casualty, hazard, public liability, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with insurers (with a Best Rating of at least A-7, unless otherwise approved by Agent) satisfactory to Agent. All proceeds under each policy shall be payable to Agent. From time to time upon request, Guarantors shall deliver to Agent the originals or certified copies of its insurance policies and updated flood plain searches. Unless Agent shall agree otherwise, each policy shall include satisfactory endorsements (i) showing Agent as sole loss payee or additional insured, as appropriate; (ii) requiring 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever; and (iii) specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Guarantor or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Guarantor fails to provide and pay for any insurance, Agent may, at its option, but shall not be required to, procure the insurance and charge Guarantors therefor. Each Guarantor agrees to deliver to Agent, promptly as rendered, copies of all reports made to insurance companies. While no Event of Default exists, Guarantors may settle, adjust or compromise any insurance claim, as long as the proceeds are delivered to Agent. If an Event of Default exists, only Agent shall be authorized to settle, adjust and compromise such claims.

(b) Each Guarantor acknowledges receipt from the Agent of this WARNING:

“UNLESS YOU PROVIDE US WITH EVIDENCE OF THE INSURANCE COVERAGE AS REQUIRED BY OUR CREDIT AGREEMENT AND THIS AGREEMENT, WE MAY PURCHASE INSURANCE AT YOUR EXPENSE TO PROTECT OUR INTEREST. THIS INSURANCE MAY, BUT NEED NOT, ALSO PROTECT YOUR INTEREST. IF THE COLLATERAL BECOMES DAMAGED, THE COVERAGE WE PURCHASE MAY NOT PAY ANY CLAIM YOU MAKE OR ANY CLAIM MADE AGAINST YOU. YOU MAY LATER CANCEL THIS COVERAGE BY PROVIDING EVIDENCE THAT YOU HAVE OBTAINED PROPER COVERAGE ELSEWHERE.

YOU ARE RESPONSIBLE FOR THE COST OF ANY INSURANCE PURCHASED BY US. THE COST OF THIS INSURANCE MAY BE ADDED TO YOUR LOAN BALANCE. IF THE COST IS ADDED TO THE LOAN BALANCE, THE INTEREST RATE ON THE UNDERLYING LOAN WILL APPLY TO THIS ADDED AMOUNT. THE EFFECTIVE DATE OF COVERAGE MAY BE THE DATE YOUR PRIOR COVERAGE LAPSED OR THE DATE YOU FAILED TO PROVIDE PROOF OF COVERAGE.

THE COVERAGE WE PURCHASE MAY BE CONSIDERABLY MORE EXPENSIVE THAN INSURANCE YOU CAN OBTAIN ON YOUR OWN.”

(c) Any proceeds of insurance (other than proceeds from workers’ compensation or D&O insurance) and any awards arising from condemnation of any Collateral shall be paid to Agent. Any such proceeds or condemnation awards that relate to Inventory shall be applied to payment of Secured Obligations constituting Loans, and then to any other Secured Obligations outstanding. Subject to clause (d) below, any proceeds or condemnation awards that relate to Equipment or Real Estate shall be applied to payment of Secured Obligations constituting Loans and then to any other Secured Obligations outstanding.

(d) If any Equipment or Real Estate is lost, condemned, physically damaged or destroyed, upon written request by Guarantors within 30 days after Agent’s receipt of any insurance proceeds or condemnation awards: (1) if the amount of the insurance proceeds or condemnation award received by Agent pursuant to clause (c) above is equal to or less than $500,000 and if no Default or Event of Default shall have occurred and be continuing, Agent shall release such insurance proceeds or condemnation award then in the possession or control of Agent at the time of the request; (2) if the amount of the insurance proceeds or condemnation award is greater than $500,000 and if no Default or Event of Default exists, Guarantors may use such proceeds or awards to repair or replace such Equipment or Real Estate (and until so used, the proceeds shall be held by Agent as Cash Collateral) as long as (i) such repair or replacement is promptly undertaken and concluded, in accordance with plans reasonably satisfactory to Agent; (ii) the repaired or replaced Property to which the proceeds or award are applied are of at least equal value and substantially the same character as prior to such loss, damage or destruction; (iii) the repaired or replaced Property is free of Liens, other than Permitted Liens that are not Purchase Money Liens; (iv) Guarantors comply with disbursement procedures for such repair or replacement as Agent may reasonably require; and (v) the aggregate amount of such proceeds or awards from any single casualty or condemnation does not exceed $2,000,000.

5.7.3. Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral, shall be borne and paid by Guarantors. Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Guarantors’ sole risk.

5.7.4. Defense of Title to Collateral. Each Guarantor shall at all times defend its title to Collateral and Agent’s Liens therein against all Persons, claims and demands whatsoever, except Permitted Liens.

5.8. Power of Attorney. Each Guarantor hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Guarantor’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. Agent, or Agent’s designee, may, without notice and in either its or a Guarantor’s name, but at the cost and expense of Guarantors:

(a) Endorse a Guarantor’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent’s possession or control; and

(b) During an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts, by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (iv) take control, in any manner, of any proceeds of Collateral; (v) prepare, file and sign a Guarantor’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to a Guarantor, and notify postal authorities to change the address for delivery thereof to such address as Agent may designate; (vii) endorse any Chattel Paper, Document, Instrument, invoice, freight bill, bill of lading, or similar document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use a Guarantor’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to any Collateral; (x) make and adjust claims under policies of insurance; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit or banker’s acceptance for which a Guarantor is a beneficiary; and (xii) take all other actions as Agent deems appropriate to fulfill any Guarantor’s obligations under the Loan Documents.

SECTION 6. [INTENTIONALLY DELETED]

SECTION 7. EVENTS OF DEFAULT; REMEDIES ON DEFAULT

7.1. Events of Default. The occurrence of an event which under the Borrower Loan Agreement would constitute an Event of Default shall be an “Event of Default” hereunder, if the same shall occur for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise.

7.2. Remedies upon Default. If an Event of Default exists, Agent may in its discretion (and shall upon written direction of Required Lenders or Bank of America) from time to time exercise any rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC. Such rights and remedies include the rights to (a) take possession of any Collateral; (b) require Guarantors to assemble Collateral, at Guarantor’ expense, and make it available to Agent at a place designated by Agent; (c) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by a

Guarantor, Guarantors agree not to charge for such storage); and (d) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Agent, in its discretion, deems advisable. Each Guarantor agrees that 10 days notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable. Agent shall have the right to conduct such sales on any Guarantor’s premises, without charge, and such sales may be adjourned from time to time in accordance with Applicable Law. Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may set off the amount of such price against the Secured Obligations.

7.3. License. Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of Guarantors, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. Each Guarantor’s rights and interests under Intellectual Property shall inure to Agent’s benefit.

7.4. Setoff. At any time during an Event of Default, Agent, Issuing Bank, Lenders, Bank of America, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Agent, Issuing Bank, such Lender, Bank of America or such Affiliate to or for the credit or the account of a Guarantor against any Guaranteed Obligations, irrespective of whether or not Agent, Issuing Bank, such Lender, Bank of America or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Guaranteed Obligations may be contingent or unmatured or are owed to a branch or office of Agent, Issuing Bank, such Lender, Bank of America or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Agent, Issuing Bank, each Lender, Bank of America and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

7.5. Remedies Cumulative; No Waiver.

7.5.1. Cumulative Rights. All covenants, conditions, provisions, warranties, guaranties, indemnities and other undertakings of Guarantors contained in the Loan Documents are cumulative and not in derogation or substitution of each other. In particular, the rights and remedies of Agent, Lenders and Bank of America are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and shall not be exclusive of any other rights or remedies that Agent, Lenders and bank of America may have, whether under any agreement, by law, at equity or otherwise.

7.5.2. Waivers. The failure or delay of Agent, any Lender or Bank of America to require strict performance by Guarantors with any terms of the Loan Documents, or to exercise any rights or remedies with respect to Collateral or otherwise, shall not operate as a waiver thereof nor as establishment of a course of dealing. All rights and remedies shall continue in full force and effect until Full Payment of all Guaranteed Obligations. No modification of any terms of any Borrower Documents (including any waiver thereof) shall be effective, unless such modification is specifically provided in a writing directed to Guarantors and executed by Agent or the requisite Lenders, and such modification shall be applicable only to the matter specified. No waiver of any Default or Event of Default shall constitute a waiver of any other Default or Event of Default that may exist at such time, unless expressly stated. If Agent or any Lender accepts performance by any Guarantor under any Borrower Documents in a manner other than that specified therein, or during any Default or Event of Default, or if Agent or any Lender shall delay or exercise any right or remedy under any Borrower Documents, such acceptance, delay or exercise shall not operate to waive any Default or Event of Default nor to preclude exercise of any other right or remedy.

SECTION 8. MISCELLANEOUS

8.1. Successors and Assigns. This Agreement shall (a) bind each Guarantor and their respective successors and assigns, provided that no Guarantor may assign its rights or delegate its obligations under this Agreement without the prior written consent of Agent (acting at the request of, or with the consent of, the Lenders or Required Lenders as provided in the Borrower Loan Agreement) and Bank of America (and any attempted assignment without such consent shall be void) and (b) inure to the benefit of each Lender, Agent, Issuing Bank and Bank of America and their respective successors and assigns. Any Lender and/or Issuing Bank may from time to time, without notice to any Guarantor and without affecting any Guarantor’s obligations hereunder, transfer its interest in the Borrower Obligations to Participants and Eligible Assignees as provided in the Borrower Loan Agreement and Bank of America may from time to time, without notice to any Guarantor and without affecting any Guarantor’s obligations hereunder, transfer its interest in the Merix Singapore Obligations as provided in the Merix Singapore Agreements. Each Guarantor agrees that each such transfer of an interest in the Borrower Obligations will give rise to a direct obligation of such Guarantor to each such Participant and Eligible Assignee and that each such Participant and Eligible Assignee shall have the same rights and benefits under this Guaranty as it would have if it were originally a Lender a party to the Borrower Loan Agreement and each Guarantor agrees that each such transfer of an interest in the Merix Singapore Obligations will give rise to a direct obligation of such Guarantor to each such transferee and that each such transferee shall have the same rights and benefits under this Guaranty as it would have if it were originally a party to the applicable Merix Singapore Agreement.

8.2. Consents, Amendments and Waivers.

8.2.1. Amendment. No modification of this Agreement shall be effective without the prior written agreement of Agent (acting at the request of, or with the consent of, the Lenders or Required Lenders as provided in the Borrower Loan Agreement), Bank of America (but solely with respect to amendments that alter Section 2 or Section 3 hereof with respect to the Merix Sinapore Obligations) and each affected Guarantor.

8.2.2. Limitations. The agreement of Guarantors shall not be necessary to the effectiveness of any modification of this Agreement that deals solely with the rights and duties of Lenders, Agent, Issuing Bank and/or Bank of America as among themselves. The making of any Loans during the existence of a Default or Event of Default shall not be deemed to constitute a waiver of such Default or Event of Default, nor to establish a course of dealing. Any waiver or consent granted by Lenders hereunder shall be effective only if in writing, and then only in the specific instance and for the specific purpose for which it is given.

8.3. Notices and Communications.

8.3.1. Notice Address. All notices and other communications by or to a party hereto shall be in writing and shall be given to any Guarantor at its address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof, or at such other address as a party may hereafter specify by notice in accordance with this Section 8.3. Each such notice or other communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business

Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged. Any written notice or other communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by any Guarantor shall be deemed received by all Guarantors.

8.3.2. Electronic Communications; Voice Mail. Electronic mail and internet websites may be used only for routine communications, administrative matters, delivery of executed documents and distribution of Loan Documents for execution. Agent, Lenders and Bank of America make no assurances as to the privacy and security of electronic communications. Electronic and voice mail may not be used as effective notice under the Loan Documents to which Guarantors are a party.

8.3.3. Non-Conforming Communications. Agent, Lenders and Bank of America may rely upon any notices purportedly given by or on behalf of any Guarantor even if such notices were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation.

8.4. Additional Guarantors. Pursuant to Section 10.1.9 of the Borrower Loan Agreement, any Person becoming a Subsidiary, if such Person is not a Foreign Subsidiary, is required to become a party to this Agreement as a Guarantor upon becoming a Subsidiary. Upon the execution and delivery by such Subsidiary (each, an “Additional Guarantor”) of a Joinder Agreement in the form of Exhibit A and acceptance thereof by Agent, such Additional Guarantor shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein. Each Guarantor, and by countersigning this Agreement, each Borrower, expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Guarantor hereunder. This Guaranty shall be fully effective as to any Guarantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Guarantor hereunder.

8.5. Performance of Guarantors’ Obligations. Agent may, in its discretion at any time and from time to time, at Guarantors’ expense, pay any amount or do any act required of a Guarantor under any Loan Documents or otherwise lawfully requested by Agent to (a) enforce this Agreement and each other Loan Document to which Guarantors are a party; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including reimbursement obligations under Section 3.4) of Agent under this Section shall be reimbursed to Agent by Guarantors, on demand, with interest from the date incurred to the date of payment thereof at the Default Rate applicable to Base Rate Loans. Any payment made or action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

8.6. Credit Inquiries. Each Guarantor hereby authorizes Agent, Lenders and Bank of America (but they shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Guarantor.

8.7. Severability. Wherever possible, each provision of this Agreement and each other Loan Document to which Guarantors are a party shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of such Loan Documents shall remain in full force and effect.

8.8. Cumulative Effect. The provisions of this Agreement and each other Loan Document to which Guarantors are a party are cumulative. The parties acknowledge that the Loan Documents may use several limitations, tests or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided.

8.9. Counterparts. Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when Agent has received counterparts bearing the signatures of all parties hereto. Delivery of a signature page of any Loan Document by telecopy or electronic mail shall be effective as delivery of a manually executed counterpart of such agreement.

8.10. Entire Agreement. Time is of the essence of the Borrower Documents. The Borrower Documents constitute the entire contract among the parties relating to the subject matter hereof, and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

8.11. Relationship with Lenders. Nothing in this Agreement and no action of Agent, Lenders or Bank of America pursuant to the Loan Documents shall be deemed to constitute Agent, Lenders and Bank of America to be a partnership, association, joint venture or any other kind of entity, nor to constitute control of any Guarantor.

8.12. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, Guarantors acknowledge and agree that (a)(i) the credit facility provided to Borrower under the Borrower Loan Agreement and any related arranging or other services by Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between Borrower and such Person; (ii) the credit facility provided to Merix Singapore Borrower under the Merix Singapore Agreements and any related arranging or other services by Bank of America, any of its Affiliates or any arranger are arm’s-length commercial transactions between Merix Singapore Borrower and such Person; (iii) Guarantors have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iv) Guarantors are capable of evaluating and understanding, and do understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Agent, Lenders, Bank of America their Affiliates and any arranger is and has been acting solely as a principal in connection with the credit facility provided to Borrower under the Borrower Loan Agreement and the credit facilities provided to Merix Singapore Borrower under the Merix Singapore Agreements, is not the financial advisor, agent or fiduciary for Borrower, Merix Singapore Borrower, any of their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agent, Lenders, Bank of America, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from Borrower, Merix Singapore Borrower and their Affiliates, and have no obligation to disclose any of such interests to Borrower, Merix Singapore Borrower or their Affiliates. To the fullest extent permitted by Applicable Law, each Guarantor hereby waives and releases any claims that it may have against Agent, Lenders, Bank of America their Affiliates and any arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by a Loan Document.

8.13. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF OREGON, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS).

8.14. CONSENT TO FORUM. EACH GUARANTOR HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER OREGON, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH GUARANTOR IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 8.3.1. Nothing herein shall limit the right of Agent, any Lender or Bank of America to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.

8.15. Waivers by Guarantors. To the fullest extent permitted by Applicable Law, each Guarantor waives (a) the right to trial by jury (which Agent, each Lender and Bank of America hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Agent on which a Guarantor may in any way be liable, and hereby ratifies anything Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against Agent, any Lender or Bank of America, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof. Each Guarantor acknowledges that the foregoing waivers are a material inducement to Agent and Lenders entering into the Borrower Loan Agreement and to making available the Commitments, Loans and Letters of Credit and to Bank of America entering into the Merix Singapore Agreements and to make loans and otherwise extend credit to the Merix Singapore Borrower thereunder, and that Agent, Lenders and Bank of America are relying upon the foregoing in their dealings with Guarantors. Each Guarantor has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

8.16. Patriot Act Notice. Agent, Lenders and Bank of America hereby notify Guarantors that pursuant to the requirements of the Patriot Act, Agent, Lenders and Bank of America are required to obtain, verify and record information that identifies each Guarantor, including its legal name, address, tax ID number and other information that will allow Agent, Lenders and Bank of America to identify it in accordance with the Patriot Act. Agent, Lenders and Bank of America will also require information regarding each personal guarantor, if any, and may require information regarding Guarantors’ management and owners, such as legal name, address, social security number and date of birth.

8.17. AGREEMENTS IN WRITING. UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY THE LENDERS CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE GUARANTOR’S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION, AND BE SIGNED BY THE LENDERS TO BE ENFORCEABLE.

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

GUARANTORS:

MERIX ASIA, INC., an Oregon corporation

By:	/s/ Michael D. Burger
Name/Title:	Michael D. Burger/President
Address:	15725 SW Greystone Ct., Suite 200 Beaverton, OR 97006
Attn:	Roger L. Grondahl
Assistant Treasurer
Telecopy:	(503) 716-3810

MERIX NEVADA, INC., an Oregon corporation

By:	/s/ Michael D. Burger
Name/Title:	Michael D. Burger/President
Address:	15725 SW Greystone Ct., Suite 200 Beaverton, OR 97006
Attn:	Roger L. Grondahl
Assistant Treasurer
Telecopy:	(503) 716-3810

Accepted and Agreed to:

BORROWER:

MERIX CORPORATION, an Oregon corporation

By:	/s/ Michael D. Burger
Name/Title:	Michael D. Burger/President and CEO
Address:	15725 SW Greystone Ct., Suite 200 Beaverton, OR 97006
Attn:	Roger L. Grondahl
Assistant Treasurer
Telecopy:	(503) 716-3810

Accepted and Agreed to:

AGENT:

BANK OF AMERICA, N.A., as Agent

By:	/s/ Steven W. Sharp Steven W. Sharp
Title:	Vice President
Address:

55 South Lake Avenue, Suite 900 Pasadena, CA 91101
Attn: Steven W. Sharp Vice President
Telecopy:	(626) 584 4600

EXHIBIT A

to

Guaranty and Security Agreement

JOINDER AGREEMENT

THIS JOINDER AGREEMENT is dated as of             , 20__, to the Guaranty and Security Agreement dated as of May 9, 2008 (the “Agreement”) made by MERIX ASIA, INC., an Oregon corporation (“Asia”) and MERIX NEVADA, INC., an Oregon corporation (“Nevada” and together with Asia, Nevada and each additional guarantor becoming a party thereto as provided in Section 8.4 thereof, collectively, “Guarantors”), for the benefit of the financial institutions party to the Borrower Loan Agreement (as defined below) from time to time as lenders (collectively, “Lenders”), and BANK OF AMERICA, N.A., a national banking association, as agent for the Lenders (in such capacity, “Agent”) and BANK OF AMERICA, N.A., a national banking association (“Bank of America”), as lender under the Merix Singapore Facility Agreement (as defined below).

R E C I T A L S:

A. Merix Corporation, an Oregon corporation (“Borrower”) is a party to that certain Loan and Security Agreement dated as of May 9, 2008 by and among Borrower, Lenders and Agent (as amended, restated, supplemented or otherwise modified, the “Borrower Loan Agreement”).

B. Merix Holding (Singapore) Pte Ltd., a company incorporated under the laws of Singapore (“MHS”) and Bank of America are each a party to that certain Letter Agreement dated as of May 9, 2008 (as amended, restated, supplemented or otherwise modified, the “Merix Singapore Facility Agreement”).

C. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

D. Guarantors have entered into the Agreement in order to induce Agent and Lenders to enter into the Borrower Loan Agreement and to make available the Commitments, Loans and Letters of Credit, and in order to induce Bank of America to enter into the Merix Singapore Facility Agreement and to make loans and otherwise extend credit to MHS thereunder, and pursuant to Section 10.1.9 of the Borrower Loan Agreement, any Person becoming a Subsidiary, if such Person is not a Foreign Subsidiary, is required to become a party to the Agreement as a Guarantor upon becoming a Subsidiary.

E. The undersigned Subsidiary (the “New Guarantor”) is executing this Joinder in accordance with the requirements of the Borrower Loan Agreement to become a Guarantor under the Agreement in consideration for Lenders (including the Issuing Bank) to make available the Commitments, Loans and Letters of Credit under the Borrower Loan Agreement and for Bank of America to make loans and otherwise extend credit to MHS under the Merix Singapore Facility Agreement.

Accordingly, New Guarantor agrees as follows:

1. In accordance with Section 8.4 of the Agreement, New Guarantor by its signature below becomes a Guarantor under the Agreement with the same force and effect as if originally named therein as a Guarantor and New Guarantor hereby (a) agrees to all the terms and provisions of the Agreement applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct on and as of the date hereof. In furtherance of the foregoing, New Guarantor, as security for the payment and performance of all the

Exhibit A – 1

Secured Obligations (as defined in the Agreement), does hereby grant to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all Property of New Guarantor (other than Excluded Property and as set forth in Section 4.5 of the Agreement), including all Property described in Section 4.1 of the Agreement, whether now owned or hereafter acquired, and wherever located. Each reference to a “Guarantor” in the Agreement shall be deemed to include New Guarantor. The Agreement is hereby incorporated herein by reference.

2. New Guarantor represents and warrants that New Guarantor is duly authorized to execute, deliver and perform this Joinder and the Agreement and that this Joinder and the Agreement are a legal, valid and binding obligations of New Guarantor, enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

3. This Joinder Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder shall become effective when Agent has received counterparts bearing the signatures of all parties hereto. Delivery of a signature page of this Joinder by telecopy shall be effective as delivery of a manually executed counterpart thereof.

4. New Guarantor hereby represents and warrants that set forth under its signature hereto, is the true and correct legal name of New Guarantor, its jurisdiction of formation and, if such New Guarantor is not a “registered organization” under the UCC, the location of its chief executive office.

5. Except as expressly supplemented hereby, the Agreement shall remain in full force and effect.

6. THIS JOINDER AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF OREGON, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS).

7. Wherever possible, each provision of this Joinder Agreement shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of this Joinder shall remain in full force and effect.

8. All communications and notices hereunder shall be in writing and given as provided in Section 8.3 of the Agreement. All communications and notices hereunder to New Guarantor shall be given to it at the address set forth under its signature below.

9. New Guarantor agrees to reimburse Agent for its out-of-pocket expenses (including reasonable attorneys’ fees) incurred in connection with this Joinder Agreement.

[Remainder of page intentionally left blank; signatures begin on following page]

Exhibit A – 2

IN WITNESS WHEREOF, this Joinder Agreement has been executed and delivered as of the date set forth above.

NEW GUARANTOR:

[ ], a

By:
Title:
Address:

Attn:________________________________
________________________________
Telecopy:( )_______________________

Legal name:
Jurisdiction of formation:

Acknowledged and Accepted:

AGENT:

BANK OF AMERICA, N.A., as Agent

By:
Title:

Exhibit A – 3